Ex. (m)(2)

January 26, 2007

Mr. Robert F. Gunia

Executive Vice President

Prudential Investments LLC

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

Re:	Fee Reduction: Dryden Small Cap Value Fund

Dear Mr. Gunia:

This letter is to set forth the agreement among Prudential Investments LLC (“PI”) and Quantitative Management Associates LLC (“QMA”) regarding the fees payable by PI to QMA under the subadvisory agreement between the parties dated January 26, 2007 with respect to Dryden Small Cap Value Fund, to reflect a waiver of a portion of the fees payable by PI to QMA under the subadvisory agreement. Effective as of January 26, 2007, PI and QMA agree to the following annual fees payable under the subadvisory agreement:

0.35% of average net assets

The waiver shall remain in effect until such time as the parties may mutually agree to alter, modify or terminate the waiver.

Very truly yours

QUANTITATIVE MANAGEMENT ASSOCIATES LLC

By:	/s/ Scott Hayward
Name:	Scott Hayward
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

PRUDENTIAL INVESTMENTS LLC

By:	/s/ Robert F. Gunia
Name:	Robert F. Gunia
Title:	Executive Vice President